Exhibit 99.1

Letter to Shareholders:

I wanted to take this opportunity to address and update our shareholders on what the company has been engaged in over the last six months in addition to what you can expect from the company on a going forward basis.

The journey that brought us to this point in time began almost 5 years ago in my living room as I brainstormed with colleagues on how to take this wonderfully innovative technology concept to market. Some of the questions we started discussing then were; What are the barriers to entry and what are hurdles we face to ultimately get us there? We knew then that the long road ahead would have plenty of opportunity, but would require a lot of resolve, patience, and creativity to get there.

Skins Footwear is a product technology that is unprecedented. It radically changes the paradigm of what people expect from footwear, how footwear is manufactured and how ultimately footwear is sold. There was no predetermined roadmap to follow and it therefore necessitated a required learning curve for all the parties involved. This required learning extended to all aspects of the business - the product, it’s packaging, its Point of Sale (POS) materials, branding, how and where it is sold, etc. It was therefore necessary to conduct soft test launches with key retail partners to ascertain how we can perfect the product and create a more successful opportunity for the company and our retail partners.

We have the fortune and the misfortune of being what we believe to be one of the sexiest consumer product technologies out in a long time. The concept here is king and it therefore brought with it an enormous amount of premature press coverage and market coverage long before the product was commercialized. Nevertheless, along the way we have been able to perfect the technology, the manufacturing processes, and the way the product is marketed

On two separate occasions we conducted small market tests with a limited supply of product for the purpose of getting a proper read on where we were in our product development and to elicit feedback from our retail partners and consumers. The one message that remains clear is that consumers love the idea and are prepared to support a perfected product.

We are a company that is not afraid to learn. We have taken the knowledge we’ve gained in the last few years on all fronts, and are using it to find the right partners for moving forward. We have used this knowledge to reposition the company. We accomplished this by lowering our operating expenses and by restructuring our costs. The knowledge we acquired over the last three years will be invaluable as we move forward into 2009 and beyond.

WORKING CAPITAL FINANCING:

I’d like to begin by discussing the working capital financing that recently took place. This round of financing was made up almost entirely of investors that have invested in previous financing rounds. We are grateful that they share our vision and continue to support our efforts while we move towards launching product into the marketplace for spring/summer 2009. While we are grateful to have the financing in place to get our product delivered for the Spring 2009 season, and we will become a revenue generating enterprise, we will still need additional financing to take us through the 2009 calendar year.

While we are eager to close a longer-term financing arrangement, current economic conditions have made this difficult. Right now, traditional investment is either temporarily on hold, or at best, extremely expensive. We will continue to raise capital as needed until an appropriate longer-term arrangement can be found. Shareholder dilution is always a concern, but in this environment, the reality is that financing is expensive. A greater concern than dilution would be not having any capital at all. In 2007 we were looking to raise approximately 6 Million dollars to take us through to sustainability. At the end of 2008, with our trade financing with Ashford in place, our restructured corporate expenses and with our technology finally market ready, we are hopeful that our capital needs to reach sustainability will be less than half of that amount.

While we have taken into consideration that 2009 sales should somewhat offset our capital needs, we are being very conservative about those expectations, as we have seen too many established companies get caught with excess inventory over the last 6 months. We are actually fortunate that we are just getting started and are not relying on enormous sales numbers in a weakened retail environment. On a positive note, the expressed feeling of many retailers that Skins will provide them with a product that can differentiate them from their competitors encourages us and strengthens our convictions that the market is ready for Skins.

TRADE FINANCING:

Continuing in the financing arena, I’d also like to discuss the deal we recently signed with Ashford Finance. This was a tremendously significant deal for Skins. In a difficult credit environment, we were able to secure trade financing, which means that we will now be able to sustain our market presence and continue to build new customer relationships going forward. In the near term, we now have the ability to ramp up our sales efforts since we have a mechanism in place for which to pay for the goods we have in our sales pipeline. It also means that any capital we raise can be used primarily for operating needs, and not put into escrow to cover the factory and supplier costs. In the longer term, this financing arrangement greatly reduces the amount of expected capital needed in order to reach sustainability. This financing arrangement addresses the capital needs for the company’s product research and development, sampling, and manufacturing needs for 2009 and beyond, and also means that we as a company, and in managements’ opinion, no longer need to raise capital to cover these specific manufacturing related expenses. We now are confident that the development and manufacturing side of the business will run smoothly, timely, and efficiently, and that we will finally have our product fully represented in the retailers that are carrying Skins. We believe that with this financing arrangement in place, and with the budget restructuring we have done, that we are in a much stronger position as a company for raising additional working capital as we move forward. We are leaner, we can pay for our goods, and we can begin generating revenue with our expected full-scale product launch for Spring-Summer 2009. With each passing month we take more strides forward as a business, and with financing arrangements like Ashford Finance, we are constantly improving the company’s position and strength in the marketplace.

PRODUCT DEVELOPMENT AND MANUFACTURING:

We recently announced that we have commenced with production for the 2009 spring collection with HENRICH E CIA LTDA, our new manufacturing partner with thirty years of footwear expertise in Brazil. Henrich is the perfect partner for our company. They are flexible, resourceful, have shorter lead times, are technologically creative and take initiative - all things that were lacking with our partners in China. Some of the benefits we believe we can expect with Henrich are:

•	Overall increase in the quality and craftsmanship of our product
•	First cost on Leather reduced
•	First cost on Bones reduced
•	First cost on foot beds reduced
•	First cost on packaging reduced
•	Shipping costs reduced
•	Shipping times reduced.
•	Lead times reduced

As you can see, the advantages of moving our production to Brazil are overwhelming. In addition, as the business hopefully moves forward with International Distributor relationships, we would see a very significant drop in tax rates for finished goods that are sent to the European market thereby making the business case for distributors even stronger.

BONE MODIFICATIONS:

I’d like to talk a little bit about the bone and some of the modifications we’ve made to it and how that has affected our business, past and present. The Skins and Bones technology concept, while ambitious, is predicated on providing a constant and consistent holistic and comfortable base for a plethora of interchangeable, collapsible and portable uppers. This was a task that was far simpler in theory than in practicality. While other footwear brands can have a tremendously narrower scope on who and how their product fits, our Bone needs to fit numerous widths and lengths of peoples feet. Our first Bone, while very comfortable to a number of consumers, was not close enough to the mark of being a truly universal fit for the overall general population. We went back to modify the Bone, increase it’s marketable range and at the same time lower our manufacturing costs. While this version was far superior then the first round, we still experienced enough fitting issues to refine the product once again. Retailer reception at the last WSA show where we unveiled the new bone was unprecedented. Comfort was finally no longer an issue with retail buyers. We expect the collection to arrive to retailers sometime during February 2009, the same month we will be exhibiting our new Fall/Winter 2009 collection at WSA in Las Vegas.

In addition to the bone being more comfortable, there are several additional advantages to the new bone. In terms of styling and aesthetics, going forward the new bone will make it easier for the company to offer footwear options with different toe shapes and characteristics, as well as footwear with the toes entirely exposed. These modifications and improvements have also resulted in the ability for the company to explore alternative materials for the Bone that will make it more functional, lighter, and less expensive to manufacture. We are excited by some of the things that we will be able to do with the Bone going forward, and we will constantly explore and exploit ways to raise the bar and find better and more inexpensive alternatives.

SPRING 2009 RETAILERS:

That takes us to where we will be retailing the product in 2009. We are hopeful that all retailers that supported us in the Spring/Summer 2008 collection will again be stocking Skins in Spring/Summer 2009. We are also hopeful that we will be shipping more doors than we shipped in the spring of 2008. Certain distinguished retailers we sign will be disclosed to the public, as we did with Zappos.com, Amazon.com, and Endless.com, who will all be carrying a very comprehensive offering of Skins this spring. Most of the independents may be disclosed in a press release as part of a comprehensive list when we get nearer to the expected shipping date.

We are particularly excited about the Amazon.com and Endless.com order, as it significantly eclipses a traditional brick and mortar retail order in both quantities of pair as well as breadth of offering. The Amazon.com opportunity has additional upside as we begin looking to the international markets for distributor relationships. Amazon.com has international strategic properties in the UK, Japan, Germany and other key markets around the world. As we sign on international distributors in different countries, Amazon.com can become an immediate retailer to those distributors in the various host countries. We are very enthusiastic about what Amazon.com can do for our international sales and our brand equity going forward, as they and other online retailers continue to be very enthusiastic about the Internet viability of our product.

INTERNATIONAL DISTRIBUTORS:

Regarding international distributors, we are currently in discussions with many different international distributors that want to take our product for 2009. We MAY get our feet wet with some international distribution relationships for Spring/Summer 2009, but we plan on certainly having a stronger international presence by the fall/winter collection for 2009. We are excited by the quality of some of these potential relationships and fully expect international sales to be a big part of Skins’ 2009 plans. We have been in discussions with multiple distributors in England, France, Holland, Italy, Spain, Greece, Australia, Turkey, Japan, Korea, Brazil, Canada, and Israel.

We believe the international relationships will work differently than with regular U.S. retailers where we act as the whole-seller. The way it works is the international distributor puts up the money with the factory for the production of the goods. The real cost to the international distributor, will be cost plus a percentage and fee to Skins. This means that Skins will make less money overall on the goods but without any inventory liability- the money goes straight to our bottom line. In addition, the distributors will be obligated to spend marketing dollars for the brand, which is one of the reasons they get to have a percentage and fee structure. These relationships will create a larger footprint for our brand equity, increase our market share and our visibility, and help transform Skins into a truly global brand.

FUTURE BUSINESS OPPORTUNITIES AND PRODUCT APPLICATIONS:

Licensing Opportunities:

We are very excited about the licensing opportunities that lay ahead with our technology. We are already in discussions with several national and international brands that are interested in licensing our technology for their brands for the Fall/Winter 2009 season. We will announce these transactions if and when they come to fruition.

Children’s Market:

At this time, we are hopeful that we will be in the children’s market sometime in 2010, although that could change with business conditions and be earlier or later. We have already had discussions with companies that are strong in the children’s market and will continue to explore opportunities as they arise in the future. If something comes along that makes sense in managements opinion, we will go for it.

Current Market Approach:

Every product needs a starting point, and we have chosen to sell the adult market with the launch of our product. We are certainly aware that our product has great promise with other market opportunities and that we can sell Skins technology across very different channels at very different price points and all interoperating with the same Bone. A company needs to start from somewhere, and we felt the smarter and safer decision was starting here at these price points and showcasing what the technology can offer. We do look forward to taking on the many market opportunities in the future as we look to leverage our brand and increase our market share and sales. As I said before, we are a company that always looks to the future, and we see a business model that we will have many legs upon which to stand and grow, and that will provide growth opportunities to the company for years to come. I hope that shareholders appreciate the kind of product we have and the opportunities that exist for steady growth in the future. However, all areas of the company need to grow in tandem, and overburdening a company by trying to do too much too soon is not a recipe for success.

PRESS RELEASES:

I would like to add a comment regarding press releases in general. The company is aware that shareholders are starving for information and want to know what is going on with the company. Please understand that there are certain times of the year when there is no significant news, or we are not legally allowed to release news because of other negotiations we may have ongoing. Going forward, we will do our best to keep the shareholder public as informed as possible. This is one of the reasons I am doing this summary update right now, and I hope it will be helpful to shareholders to understand what we are trying to accomplish as a company.

2009 FORWARD LOOKING EXPECTATIONS:

I would like to provide, although we cannot provide assurances of performance, a summary of some expectations that investors can look forward to for the 2009 calendar year.

•	Revenue Realization
•	Increased national footprint with both traditional and online retailers.
•	Retail climate permitting, the release of product into department stores hopefully sometime in 09, latest 2010.
•	International distribution - we hope to be in at least 4-5 international markets by the end of 2009.
•	Licensing opportunities - we hope to engage at least 1-2 licensing opportunities during 2009.
•	Direct Sales - we will be launching a direct sales website in 2009.

MARKETING AND PROMOTION:

Skins will be engaging in many different kinds of cost effective marketing and promotional activities during 2009. These will include:

•	Product giveaways to celebrities.
•	Product giveaways to the press.
•	Trunk shows at select brick and mortar retail locations.
•	Cocktail party events within both the celebrity community and the investment community.
•	Press Days.
•	Trade Shows.
•	PR activities.
•	IR activities.
•	Internet exposure initiatives.

CONCLUSION:

In conclusion, I hope that you as a shareholder find this business summary to be both informative and helpful. Despite general market and economic difficulties, the company, its employees, our management and Board are better prepared than ever before to face these trying times and in parallel, have the product to back it up. There are still many people who have not yet heard of Skins, and that is a positive. In my personal experience, over 90% of the people I have talked to and introduced the Skins technology to have found it intriguing and intuitive. We are now a company that can execute and we are ready to start evangelizing our mission. Thank you for your continued support. I wish us all good luck and good tidings for the New Year.